Exhibit 1.6

JBS S.A. Corporate Taxpayers’ ID (CNPJ/MF): No. 02.916.265/0001-60 Company Registry (NIRE): 35.300.330.587 Publicly-Held Company	Vigor Alimentos S.A. Corporate Taxpayers’ ID (CNPJ/MF): No. 13.324.184/0001-97 Company Registry (NIRE): 35.300.391.047 Publicly-Held Company

MATERIAL FACT

JBS S.A. (“JBS”) and Vigor Alimentos S.A. (“Vigor”), in accordance with Law No. 6,404, dated December 15, 1976, as amended, and CVM Instruction No. 358, dated January 3, 2002, as amended, inform their shareholders and the market in general that in the context of the Voluntary Public Tender Offer for the Acquisition of Common Shares Issued by JBS in Exchange for Common Shares Issued by Vigor (Oferta Pública Voluntária de Aquisicão de Ações Ordinárias de Emissão da JBS Mediante Permuta por Ações Ordinárias de Emissão da Vigor) presented by JBS (the “Exchange Offer”):

(i)	the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”), pursuant to a meeting of its Board of Commissioners held on May 2, 2012, approved the applicable exemption requests related to the Exchange Offer;

(ii)	on May 9, 2012, Vigor entered into a contract with the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”) to be listed in the Novo Mercado special listing segment, and on the same date the BM&FBOVESPA authorized the Exchange Offer auction to take place; and

(iii)	on May 15, 2012, as per the Material Fact released by JBS on May 16, 2012, the CVM granted the registration request for the Exchange Offer.

In light of the above, on this date, the Exchange Offer instrument, in the form of a notice (the “Offer Notice”), was published, which Offer Notice sets forth all of the terms and conditions of the Exchange Offer, as well as other relevant information and necessary procedures so that JBS shareholders eligible to participate in the Exchange Offer, pursuant to the Offer Notice, may do so during the qualification period, which shall start on this date and shall end at 6:00 p.m. (Brasília time) on June 15, 2012.

Pursuant to the Offer Notice, a shareholder of JBS will be eligible to participate in the Exchange Offer if it effectively holds title to the shares issued by JBS, both with the registrar of shares as well as with the Central Depository of the BM&FBOVESPA, until 11:59 p.m. on May 28, 2012. Accordingly, May 28, 2012, will be the record date to establish the maximum number of shares that each JBS shareholder will be able to qualify to participate in the Exchange Offer, as provided for in the Offer Notice, regardless of when the shares are effectively qualified.

JBS and Vigor also inform that pursuant to the Notice to the Market released on May 3, 2012, JBS obtained the necessary consents from the holders of certain series of notes issued by JBS, JBS USA, LLC, JBS USA Finance, Inc. and JBS Finance Ltd., to amend certain covenants in such notes, as provided for in Section 4.1 of the Offer Notice. Such consents were conditions precedent to the completion of the Exchange Offer.

The Offer Notice is available on the websites of JBS (www.jbs.com.br/ri) and Vigor (www.vigor.com.br/ri).

JBS and Vigor recommend reading the Offer Notice and Vigor’s Reference Form (Formulário de Referência) to analyze the Exchange Offer. Vigor’s Reference Form is available on Vigor’s website.

São Paulo, May 18, 2012.

Jeremiah O’Callaghan JBS’ Investor Relations Officer	Gilberto Meirelles Xandó Baptista Vigor’s Investor Relations Officer

SHAREHOLDERS OF JBS COMMON SHARES WHO RESIDE OUTSIDE OF BRAZIL MAY, AT THEIR EXCLUSIVE DISCRETION AND UPON THEIR OWN ANALYSIS OF APPLICABLE REGULATION TO WHICH THEY ARE SUBJECT, PARTICIPATE IN THE OFFER, PROVIDED THAT SUCH SHAREHOLDERS COMPLY WITH ALL LAWS AND REGULATIONS TO WHICH THEY MAY BE SUBJECT.

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Material Fact contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will,” “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.